UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2016

EXP REALTY INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 333-168025

Delaware	98-0681092
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1321 King Street, Suite 1
Bellingham, WA 98229
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (360) 685-4206

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Agreement.

On April 5, 2016, eXp Realty International Corporation (the “Company”) entered into an agreement with Virbela LLC, a developer of 3-D, avatar-based, immersive online worlds. Under the agreement, the parties agreed to certain parameters under which Virbela will provide software as a service (SAAS) to the Company, pursuant to an addendum or separate agreement contemplated by the agreement as forthcoming. The agreement is significant to the Company qualitatively, because Virbela has agreed to provide software and technology that can be used to support the kind of 3-D immersive, avatar-based online environment which the Company has utilized since its inception to house, build and run its real estate brokerage operations office. Further, Virbela has agreed to provide those services exclusively to the Company with respect to the real estate industry, and the Company also has an option for exclusive rights within a number of vertical industries.

Item 2.02 Results of Operations and Financial Condition.

The disclosure under Item 7.01 is incorporated herein by reference.

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 7, 2016, Gene Frederick was elected to the Company’s Board of Directors in order to fill a vacancy created by the Board of Directors increasing the number of directors from three to four pursuant to the Company’s Bylaws.

Mr. Frederick has extensive management experience in residential real estate. Prior to his appointment to the Company’s Board, Mr. Frederick has served over the past decade in various management capacities at Keller Williams. Among his many accomplishments during his tenure there, Mr. Frederick was the top recruiter for Keller Williams in 4 years out of the last 11 years, including 2005, 2006, 2012 and 2013. Mr. Frederick served with Keller Williams most recently out of Austin NW as Team Leader, where he grew the office from 320 agents to over 600 agents. Prior to that, Mr. Frederick was Regional Director of Keller Williams Virginia from 2007-2009. Mr. Frederick hired on with Keller Williams in Dallas as one of first 10 agents at the Dallas Preston Road Market Center, where he and his wife, Susan Frederick, became Team Leaders and grew the office from 100 agents to 533 between 1999 and 2006. Mr. Frederick has previously been recognized as one of the Top 20 agents in the State of Texas.

Earlier in his career, Mr. Frederick served as Controller for Texas Instruments in 1984 before leaving the corporate world for real estate. He has been a successful entrepreneur, having sold for two small companies that were acquired by Coldwell Banker.

The Board believes that Mr. Frederick is qualified to serve on our board of directors because of his extensive experience in residential real estate and his leadership ability, particularly in managing growth.

The Board does not currently have a nominating, compensation, or audit committee. Mr. Frederick does not have any current or prior relationship with the Company that would require disclosure under Item 404(A) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On April 1, 2016, the Company’s Board of Directors and a majority of its stockholders approved an Amendment to its Certificate of Incorporation (the “Amendment”) to effect a name change of the Company from “eXp Realty International, Inc.” to “eXp World Holdings, Inc.” The Company filed a preliminary information statement regarding the Amendment on April 7, 2016. As stated in the preliminary information statement, the name change will become effective as soon as possible, but not less than 20 days from the date that that the definitive information statement is first mailed to the Company’s stockholders, upon the filing by the Company of the Amendment, in the form appended to the preliminary information statement.

Item 5.07 Submission of Matters to a Vote of Security Holders

As disclosed in the preliminary information statement referenced above under Item 5.03, on April 1, 2016, holders of a majority of the issued and outstanding shares of the Company’s Common Stock adopted resolutions approving the following corporate actions:

1.	An amendment to the Company’s Certificate of Incorporation to change the name of the Company to “eXp World Holdings, Inc.”

2.	Election of the following directors to the Company’s Board of Directors: Glenn Sanford, Jason Gesing, Darren Jacklin; and ratification of the election of Gene Frederick as a director.

3.	Ratification of WSRP, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

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Item 7.01. Regulation FD Disclosure.

The Company will be making a presentation at a gathering of the Company’s stake holders at the Bellingham Cruise Terminal in Bellingham, Washington, beginning at 9:00 a.m. Pacific Time on April 7, 2016. A copy of the materials to be presented at the meeting is accessible on the Company’s website at http://investors.exprealty.com and furnished as Exhibit 99.1 to this Current Report on Form 8-K, incorporated herein by reference.

Item 8.01 Other Information

The effectiveness of the change in the Company’s name to “eXp World Holdings, Inc.” will become effective as soon as possible, but not less than 20 days from the date that that the definitive information statement is first mailed to the Company’s stockholders. The Company’s common stock currently trades on the OTCQB marketplace under the symbol “EXPI.” The corporate name change will have no effect on the Company’s trading symbol or trading marketplace.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Company presentation delivered April 7, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2016

EXP REALTY INTERNATIONAL CORPORATION

By:	/s/ Alan Goldman
Alan Goldman Chief Financial Officer

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